To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Kange Corp. on Amendment No. 2 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated February 17, 2014, on the balance sheet of Kange Corp as of November 30, 2013 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 16, 2013 (Inception) to November 30, 2013, our review report dated May 8, 2014, with respect to the unaudited interim financial statements on the balance sheet of Kange Corp. as of February 28, 2014 and the related statements of operations, changes in stockholder’s equity (deficit) and cash flows for the three month period ended February 28, 2014 and the period from August 16, 2013 (Inception) to February 28, 2014, which appear in such Registration Statement.

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We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado

May 13, 2014                                                                                                Cutler & Co. LLC